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                                                                   Exhibit 10.32

                           [LEGACY BRANDS LETTERHEAD]

January 30, 1998


Stephen C. Kircher, Manager                        Stephen C. Kircher, President
C. Brands Management LLC                           Capitol Bay Group
2424 Professional Drive                            Capitol Bay Securities
Roseville, CA 95661                                2424 Professional Drive
                                                   Roseville, CA 95661


      Re:   CONVERSION OF PROMISSORY NOTES-INDEMNIFICATION AGREEMENT.

      Dear Steve:

      I would like to memorialize the understanding which we reached on this date between Legacy Brands, Inc. ("Legacy") and C. Brands Management LLC ("C. Brands") concerning the conversion to Legacy Common Stock ("Legacy Stock") of principal and accrued interest owing under two promissory notes payable by Legacy to C. Brands (the "Notes") as well as certain other related matters involving Capitol Bay Group ("CapBay") and Capitol Bay Securities ("CBS").

      Under a Memorandum of Agreement, dated August 8, 1995, between Legacy, Gregory Plunkett ("Plunkett"), CapBay and various other persons (the "August 8, 1995 Agreement"), CapBay committed and undertook, through and on behalf of its affiliated entity, CBS, although not a party to the August 8, 1995 Agreement or a signatory to the August 1, 1995 Letter Agreement referenced in the August 8, 1995 Agreement, to certain actions therein, including raising financing for Legacy.

      Thereafter, CBS sold the Notes described above to C Brands, the "investor" contemplated under the August 8, 1995 Agreement, Plunkett was required to transfer, from his own holdings, shares of Legacy common stock for issuance to C. Brands in addition to the number of shares Legacy was to issue to C. Brands. Plunkett has filed suit against Legacy in the Superior Court of the State of California, County of San Francisco seeking, among other things, a judicial determination that the conditions set forth in the August 8, 1995 Agreement have not been satisfied and, therefore, that he is not obligated to perform his obligations under the August 8, 1995 Agreement. If Plunkett is successful in this suit and is entitled to recover from C. Brands the stock which Legacy has recorded on its books as having been transferred from Plunkett to C. brands, Legacy agrees that it will reissue



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and deliver to C. Brands that number of shares of Legacy stock which the court shall determine should not have been transferred from Plunkett under the August 8, 1995 Agreement.

     The Notes were issued in exchange for $622,500 in financing provided by C. Brands to Legacy. As of November 27, 1997, the accrued interest owing under the Notes was $113,500. Effective November 27, 1997, the entire principle and interest amount owing under the Notes was converted into 147,200 shares of Legacy Stock. All obligations of Legacy to pay penalties and other charges under the Notes were waived and terminated on the date conversion occurred.

     If you believe that this letter properly states the full and complete understanding between Legacy, C. Brands, CapBay and CBS relating to the number of shares to which C. Brands is entitled as a result of the conversion and to provide indemnification to assure that shares that were required to be issued as a result of the August 8, 1995 Agreement will be issued without regard to the outcome of the pending litigation between Legacy and Plunkett, please sign in the spaces provided.

Sincerely,

LEGACY BRANDS, INC.

/s/ THOMAS E. KEES
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Thomas E. Kees,
President


Read and agreed:

C. BRANDS MANAGEMENT LLC                CAPITOL BAY GROUP
                                        CAPITOL BAY SECURITIES, INC.

/s/ STEPHEN C. KIRCHER                  /s/ STEPHEN C. KIRCHER
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Stephen C. Kircher, Manager             Stephen C. Kircher, President


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